UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 9, 2005

Technical Olympic USA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida		33021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-364-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2005, Preferred Home Mortgage Company ("PHMC"), the mortgage subsidiary of Technical Olympic USA, Inc. (the "Company"), entered into an amendment (the "Amendment") to its revolving credit facility with Countrywide Warehouse Lending, a division of Countrywide Home Loans, Inc. (the "Warehouse Facility") to, among other things, increase the size of the facility from $100 million to $150 million and to extend the term of the Warehouse Facility to December 8, 2006. The Warehouse Facility, as amended, bears interest at the 30 day LIBOR rate plus a margin of 1.125% to 3.0%, except for certain specialty mortgage loans, based upon the type of mortgage loans being financed. The Warehouse Facility, as amended, is secured by funded mortgages which are pledged as collateral and requires PHMC to maintain certain financial ratios and minimums. The Warehouse Facility, as amended, also places certain restrictions on, among other things, PHMC’s ability to incur additional debt, create liens, pay or make dividends or other distributions, make equity investments, enter into transactions with affiliates, and merge or consolidate with other entities. Countrywide Correspondent Lending, a division of Countrywide Home Loans, Inc., currently purchases approximately 90% of the mortgages originated by PHMC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technical Olympic USA, Inc.

December 13, 2005	By:	Beatriz L. Koltis

Name: Beatriz L. Koltis
Title: Associate General Counsel and Secretary